Exhibit 21
                            SUBSIDIARIES OF NUTRACEA


Nutracea has one wholly owned subsidiary, NutraStar Technologies Incorporated, which is a Nevada corporation.

NutraStar Technologies Incorporated has one wholly owned subsidiary, NutraGlo Incorporated, which is a Nevada corporation.

Both of the above-referenced subsidiaries do business under their own corporate name.